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                                                                  EXHIBIT (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase, dated July 11, 1997, and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would violate the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Company by one or more brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                               INSILCO CORPORATION

                   UP TO 2,857,142 SHARES OF ITS COMMON STOCK
                             AT $38.50 NET PER SHARE

         Insilco Corporation, a Delaware corporation (the "Company"), invites its shareholders to tender up to 2,857,142 shares of its Common Stock, par value $.001 per share ("Shares"), at $38.50 per Share (the "Purchase Price"), net to the seller in cash. The Offer is for 2,857,142 Shares or any lesser number of Shares validly tendered and not withdrawn. The Offer is being made upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated July 11, 1997, and in the related Letter of Transmittal (which together constitute the "Offer").

         The Offer is not conditioned upon any minimum number of Shares being tendered, but is subject to certain other conditions set forth in the Offer to Purchase.

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THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 7, 1997, UNLESS THE OFFER IS EXTENDED.
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         The Company expressly reserves the right, in its sole discretion, (i)
to extend the period of time during which the Offer is open by giving oral or written notice to the Depositary and (ii) to amend the Offer in any respect by making a public announcement of such amendment. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, August 7, 1997, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the Offer, as so extended by the Company, will expire.

         Upon the terms and subject to the conditions of the Offer, if 2,857,142 or fewer Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 2,857,142 Shares have been validly tendered and not withdrawn prior to the Expiration Date, the


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Company will purchase Shares in the following order of priority: (i) first, all
Shares validly tendered and not withdrawn prior to the Expiration Date by any stockholder who was as of the close of business on July 3, 1997, and will continue to be at the Expiration Date, the record or beneficial owner of an aggregate of five or fewer Shares (including Shares held for the account of such stockholder by the 401(k) Plan) all of which are being tendered (partial tenders will not qualify for this preference) and who completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and, if the stockholder has Shares held for his or her account in the 401(k) Plan, on the Tender Instruction Form, and (ii) then, after purchase of all of the foregoing Shares, all Shares validly tendered and not withdrawn prior to the Expiration Date, on a pro rata basis, if necessary. It is expected that the final proration results will be announced approximately seven business days after the Expiration Date.

         For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof (or, in the case of a book-entry transfer, an Agent's Message), and any other required documents.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Shares may be withdrawn after 12:00 Midnight, New York City time, September 4, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         The purpose of the Offer is to (i) provide participating stockholders with an opportunity to obtain liquidity with respect to their Shares in a tax advantaged transaction; (ii) give the Company a capital structure in which the Company's average after-tax cost of capital is reduced; (iii) permit each Share outstanding after the Share Repurchase to participate in a greater percentage of any earnings of the Company; (iv) to the extent the Offer results in a reduction in the number of stockholders of record, reduce the costs to the Company for stockholders services, including mailing and printing costs; and (v) afford any Odd Lot Owners whose Shares are purchased pursuant to the Offer the opportunity to avoid any brokerage fees and discounts payable on sales of Odd Lots.

         NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.


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         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT
INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.

         Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished promptly at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below.

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.

                               ------------------

                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers Call Collect: (201) 896-1900
                                       or
                    ALL OTHERS CALL TOLL FREE: (800) 631-0983



July 11, 1997